EXHIBIT 99.1

Adeona Appoints Jeff Lucero Riley as Board Director

Ann Arbor, MI, March 16, 2010, Adeona Pharmaceuticals, Inc., (AMEX:AEN - News), announced today that the appointment of Jeff Riley, M.B.A., as a new member of its board directors.

Mr. Riley has more than 19 years of experience in the biotechnology and pharmaceutical industries during which he negotiated numerous worldwide strategic corporate alliances, established joint ventures, and assisted in obtaining venture financings to support product development. Currently, Mr. Riley is Managing Director of Black Crow Ventures, a life science-focused consulting firm with a commercial and transactional focus. He sits on the advisory boards of an Australia-based venture fund (Queensland Biocapital Fund) and Ruga Corporation, a Stanford University spin-out drug discovery company focused on endoplasmic reticulum stress targets.

Mr. Riley has held senior corporate and commercial development positions with biotech companies Amphora Discovery, Ontogen Corporation, and AvMax. In these positions, he was responsible for raising equity and negotiating alliances including in-licensing, out-licensing, distribution agreements, technology acquisitions and research agreements with large pharmaceutical companies and government agencies. Mr. Riley's pharmaceutical experience includes commercial management and mergers and acquisition roles for Pfizer and SmithKline Beecham. Additionally, Mr. Riley served as CFO and VP Corporate Development for Nichols Institute Diagnostics, a CLIA-certified molecular diagnostics and reference lab, later acquired by Quest Diagnostics. Prior to attending university, Mr. Riley served in the U.S. Army.

“The board is pleased at this exciting juncture to welcome an individual of Jeff’s background in the biotech and pharma industry,” stated James S. Kuo, M.D., M.B.A., Adeona’s Chairman and CEO. “We believe that Adeona’s portfolio of life science products will benefit from his transactional expertise and network as we seek to establish corporate partnerships and execute on our growth strategy.”

About Adeona Pharmaceuticals, Inc.

Adeona (AMEX:AEN) is a pharmaceutical company focused on the diagnosis and treatment of central nervous systems diseases. In particular, the company has expertise on adult diseases characterized by zinc deficiency and chronic copper toxicity. A 16-center, double-blind, placebo-controlled, Phase 2/3 clinical trial of Adeona’s Trimesta TM (estriol oral) is currently underway for the treatment of relapsing-remitting multiple sclerosis. In December of 2009, Adeona completed the first controlled clinical trial of oral zinc therapy for the dietary management of Alzheimer’s disease and mild cognitive impairment. The company is planning to launch Zinthionein TM ZC GS0-150 as a prescription-only medical food. HartLab, an Adeona subsidiary, is a CLIA-certified clinical reference laboratory that exclusively offers the CopperProof Test Panel TM , a diagnostic test that measures serum levels of free copper and zinc. For further information, please visit the company’s website at www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding designing additional clinical trials for its oral zinc therapies, dnaJP1, Zinthionein, Zinthionein ZC, flupirtine, or Trimesta. Adeona is at an early stage of development and may not ever have any products that generate significant revenue. Adeona's Hartlab subsidiary is generating modest revenues and its future success will likely depend upon its ability to successfully introduce and market new specialty diagnostic assays to generate additional revenues. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, regulatory limitations relating to the company's ability to promote or commercialize its products for awareness, prevention, diagnosis or treatment of zinc deficiency and chronic copper toxicity, a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, that we will continue to meet the continued listing requirements of the American Stock Exchange (which, unlike other exchanges, does not require us to maintain any minimum bid price with respect our stock but does require us to maintain a minimum of $6 million in stockholders' equity during the current year, for example), our inability to obtain the capital necessary to fund the company's research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2008, Forms 10-Q for quarters ending in 2009 and any other filings with the SEC. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Please Contact:
James S. Kuo, M.D., M.B.A.
Chairman, CEO and President
(734) 332-7800 X36